SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2004

REMOTE DYNAMICS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-26140	51-0352879
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1155 Kas Drive, Suite 100, Richardson, Texas 75081
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 301-2000

(Former Name or Former Address, if Changed Since Last Report)
Minorplanet Systems USA, Inc.

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
Unaudited Pro Forma Balance Sheet

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

     Nasdaq’s Stockholders’ Equity Continued Listing Requirement

          Remote Dynamics, Inc. (the “Company”), previously reported in its Form 10-Q for the Fiscal Quarter ending May 31, 2004, that after recording a $28.8 million write-down of the Company’s VMI license right in connection with the rejection of such VMI License Right pursuant to the Company’s Third Amended Joint Plan of Reorganization (the “Plan”), the Company had a stockholder’s deficit of $14.7 million as of May 31, 2004. Thus, at that time, the Company did not meet the $2.5 million minimum stockholders’ equity balance required under the NASDAQ SmallCap Marketplace Rule 4310 (c)(2) for continued listing. However, upon completion of the conversion of pre-petition debt to common stock under the Plan following the Company’s July 2, 2004 emergence from Bankruptcy, and the application of fresh start accounting guidelines, the Company currently estimates that it has a positive stockholders’ equity balance of approximately $10.7 million. Therefore, the Company believes that it currently complies with the NASDAQ SmallCap Marketplace Rule 4310(c)(2) for continued listing. An unaudited pro forma balance sheet reflecting the effects of the Company’s confirmed Plan as of June 30, 2004 is attached hereto as Exhibit 99.1.

          In accordance with “fresh start” accounting guidelines, the reorganization value of the Company will be allocated to the Company’s assets in conformity with the procedures specified by Financial Accounting Standards Board in Statement of Accounting Standards No. 141, “Business Combinations.” Thus, the fair value of all assets of the Company will be estimated as of June 30, 2004 and an adjustment to the fair value of long-lived assets may be required. As the Company has not yet completed its analysis of the fair value of its assets, the reorganization value of the Company in excess of amounts allocable to identifiable assets has been reflected as goodwill on the attached pro forma condensed consolidated balance sheet.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. The following exhibits are filed with this document:

Exhibit No.	Description
99.1	Unaudited Pro Forma Balance Sheet Reflecting the Effects Of the Company’s Confirmed Third Amended Joint Plan of Reorganization, as Modified as of June 30, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTE DYNAMICS, INC.

/s/ J. Raymond Bilbao

J. Raymond Bilbao
Senior Vice President, General Counsel &
Secretary

Date: August 12, 2004

Exhibit No.	Description
99.1	Unaudited Pro Forma Balance Sheet Reflecting the Effects Of the Company’s Confirmed Third Amended Joint Plan of Reorganization, as Modified as of June 30, 2004.